Exhibit 10.13
Tomkins Capital Group Letterhead
October 25, 2006
Mr. Joel A. Balbien
Chief Executive Officer
Kreido Laboratories
1140 Avenida Acaso
Camarillo, CA 93012
Dear Mr. Balbien:
We refer to that certain term sheet dated September 1, 2006 (the “Term Sheet”) between Tompkins Capital Group (“TCG”) and Kreido Laboratories (“Kreido”) with respect to a reverse triangular merger and a PPO (as defined therein) and related transactions (“Transactions”). Capitalized terms not defined in this letter shall have the meanings given to them in the Term Sheet.
TCG and Kreido desire to amend certain provisions of the Term Sheet.
Accordingly, the Term Sheet is hereby amended as follows;
The first and second paragraphs of the Provision entitled “1. Structure” in the Term Sheet are hereby deleted in their entirety and replaced with the following:

1. Structure.	Pubco, a publicly traded company currently listed on the NASD OTC Bulletin Board and not registered under the Securities Exchange Act of 1934, as amended, will enter into a reverse triangular merger with Kreido and a newly formed acquisition subsidiary of Pubco, which merger shall qualify as a tax-free reorganization under the Internal Revenue Code, and pursuant to which Pubco will acquire all the outstanding shares of Kreido (the “Merger”) in exchange for shares of Pubco common stock (“Common Stock”) with an anticipated closing date on or before November 30, 2006 (the “Closing Date”). Following the Closing Date, Pubco will change its name to such other alternate name as shall be determined by Kreido.

Upon the Closing Date, and as a precondition for Kreido participation in the Merger, Pubco shall have closed on private placement financing of units (“Units”) of Pubco securities as discussed in Section 4 below, and the Board of Directors of Pubco shall have adopted, subject to shareholder approval following the Closing Date, a Three Million Eight Hundred and Fifty Thousand (3,850,000) Share Employee Incentive Stock Option Plan (“ESOP”).

The final sentence of the final paragraph of the Provision entitled “2. Merger” in the Term Sheet is hereby deleted in its entirety and replaced with the following:
The value of the R&W Shares issued pursuant to the adjustment mechanism will be fixed at the per Unit price of Units sold in the PPO as defined below (which price is currently contemplated to be $1.35 per Unit).
The Provision entitled “3. Consideration” in the Term Sheet is hereby deleted in its entirety and replaced with the following:

3. Consideration	In consideration for the Merger, the stockholders of Kreido shall receive Twenty Seven Million (27,000,000) shares of Common Stock of Pubco in exchange for all the shares of common stock of Kreido. The shares of Common Stock of Pubco received by the stockholders of Kreido shall represent approximately fifty five percent (55.0%) of the shares of Common Stock of Pubco, if the Minimum PPO, as such term is defined below, is sold, and approximately fifty one and nine tenths percent (51.9%) of the shares of Common Stock of Pubco, if the Maximum PPO, as such term is defined below, is sold, in each case on a fully diluted basis after giving effect to the Merger and the shares of Common Stock issued in the PPO but not the shares granted under the ESOP, or the R&W Shares or the Investor Warrants, as defined below. For purposes of the Merger, Kreido’s capitalization table shall be frozen as of October 31, 2006, and Kreido shall be authorized to issue (“Bridge Notes”) to satisfy its working capital needs pending the closing of the Transactions. Bridge Notes issued after October 31, 2006 and on or before November 30, 2006 shall, and Bridge Notes issued after November 30, 2006 at the discretion of the lender may, convert in their entirety into Units in the PPO, at a conversion price identical to the price per Unit in the PPO (which currently is anticipated to be $1.35 per Unit), upon the close of the PPO.

In consideration for the Merger, the stockholders of Pubco will retain Eight Million Seven Hundred and Fifty Thousand (8,750,000) shares of Common Stock of Pubco representing approximately seventeen and eight tenths percent (17.8%) of the shares of Common Stock of Pubco, if the Minimum PPO is sold, and approximately sixteen and eight tenths percent (16.8%) of the shares of Common Stock of Pubco, if the Maximum PPO is sold, in each case on a fully diluted basis after giving effect to the Merger and the shares of Common Stock issued in the PPO but not the shares granted under the ESOP, or the R&W Shares or the Investor Warrants.

The investors in the PPO will own:
(a)
Thirteen Million Three Hundred and Thirty Three Thousand Three Hundred and Thirty Four (13,333,334) shares of Common Stock of Pubco representing approximately twenty seven and two tenths percent (27.2%) of the shares of Common Stock of Pubco, if the Minimum PPO is sold; and

(b)
Sixteen Million Two Hundred and Ninety Six Thousand Two Hundred and Ninety Seven (16,296,297) shares of Common Stock of Pubco, representing approximately thirty one and three tenths percent (31.3%) of the shares of Common Stock of Pubco if the Maximum PPO is sold, in each case on a fully diluted basis after giving effect to the Merger and the shares of Common Stock issued in the PPO, but not the shares granted under the ESOP, or the R&W Shares or the Investor Warrants.

Subject to the cancellation of the 2,000,000 R&W Shares held in escrow as provided in the last paragraph of Section 2 above, the total shares of Common Stock of Pubco outstanding after giving effect to the Transactions on a fully diluted basis will be approximately 59,600,001 shares, if the Minimum PPO is sold, and approximately 64,044,446 shares, if the Maximum PPO is sold, in each case including the shares reserved for issuance under the ESOP and the shares reserved for issuance under the Investor Warrants.
The first paragraph of the Provision entitled “4. Private Placement Offering” in the Term Sheet is hereby deleted in its entirety and replaced with the following:

4. Private Placement Offering	Pubco will conduct a private placement offering pursuant to Regulation D of the Securities Act and any and all applicable state securities laws (the “PPO”) of a minimum (the “Minimum PPO”) of Thirteen Million Three Hundred and Thirty Three Thousand Three Hundred and Thirty Four (13,333,334) Units of its securities, and a maximum (the “Maximum PPO”) of Sixteen Million Two Hundred and Ninety Six Thousand Two Hundred and Ninety Seven (16,296,297) Units of its securities, in each case including any securities issued upon the conversion of Bridge Notes, at an offering price of $1.35 per Unit. Each unit shall consist of one (1) share of Common Stock and one half of one common stock purchase warrant (“Investor Warrants”). Each Investor Warrant will entitle the holder thereof to purchase one share of Pubco Common Stock, at an exercise price of $1.85 per share, and will be exercisable for a period of five (5) years from the Closing Date.

Broker-dealers who introduce investors to the PPO will be paid a commission of seven percent (7%) of funds raised from such investors in the PPO.
The following language is added at the end of the Provision entitled “9. Restriction on Sale” in the Term Sheet:

At Closing, the principals of Kreido shall enter into Lock-Up Agreements with Pubco for a term of 12 months whereby they agree to certain restrictions on the sale or disposition of all of the Common Stock of Pubco acquired by them in connection with the Merger. In addition, for a period of one year following the closing of the Transactions, the Parent shall not register, nor shall it take any action to facilitate registration, under the Securities Act, the shares of Pubco Common Stock issued pursuant to the Merger.
The Provision entitled “13. Closing Costs” in the Term Sheet is hereby deleted in its entirety and replaced with the following:

13. Closing Costs	All fees and expenses relating to the Transactions, including but not limited to legal and accounting fees, will be payable at Closing from the proceeds of the PPO. The Parties understand that G&P shall be engaged by Pubco to serve as its securities counsel (“G&P Retainer”) prior to the Closing Date and that fees and expenses of G&P incurred by Pubco will similarly be payable at Closing from the proceeds of the PPO. G&P shall handle all securities matters requested by Pubco (as defined below), including, but not limited to, any registration statements to be filed with the SEC under the Securities Act of 1933 and any compliance filing to be filed with the SEC under the Securities Exchange Act of 1934 (e.g., 10-K, 10-Q, 8-K, 14C, S-8, S-4, etc.) to the extent necessary to facilitate the Closing. The terms and conditions of the G&P Retainer will be subject to a written agreement to be acceptable to Pubco and Kreido prior to the retainer being effective. G&P’s fee for such representation shall be limited to a maximum of $150,000.

In addition, the fee of McGuire Woods LLP for its representation of Kreido in connection with the Transactions shall be limited to a maximum of $175,000.

The Provision entitled “14. Exclusivity” in the Term Sheet is hereby deleted in its entirety and replaced with the following:

14. Exclusivity	From and after the Effective Date and continuing through January 15, 2007 (the “Exclusivity Period”), Kreido hereby covenants and agrees that it will not enter into any agreement or consummate any transaction with any third party in whatever form, other than in the ordinary course of business (including, without limitation, joint venture, sale, license, distribution agreement, etc.) or enter into any other transaction thatwould preclude the consummation of the PPO and the Merger Agreement consistent with the terms set forth in this Term Sheet. During the Exclusivity Period, Pubco will incur additional legal and other costs and expenses in connection with the negotiation of the Transaction and certain due diligence activities relating thereto. TCG shall have the right, upon notice to the other parties hereto, to terminate its obligations hereunder at any time if the results of its due diligence inquiry are unsatisfactory to TCG, in TCG’s sole discretion.
SIGNATURE PAGE TO IMMEDIATELY FOLLOW

Other than the foregoing amendments, all other terms and conditions of the Term Sheet remain in full force and effect.
AGREED TO AND ACCEPTED: This 25th day of
October, 2006

Tompkins Capital Group LLC
By:	/s/ Mark Tompkins
	Name:	Mr. Mark Tompkins
	Title:	Manager

Kreido Laboratories
By:	/s/ Joel A. Balbien
	Name:	Dr. Joel A. Balbien
	Title:	Chief Executive Officer